Exhibit 5

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com

November 16, 2010	CLIENT/MATTER NUMBER
026162-0121

Interstate Power and Light Company

Alliant Energy Tower

200 First Street SE

Cedar Rapids, Iowa 52401

Ladies and Gentlemen:

We have acted as counsel for Interstate Power and Light Company, an Iowa corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the Prospectus constituting a part thereof (the “Prospectus”), to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company from time to time of up to $600,000,000 aggregate amount of: (i) preferred stock, $0.01 par value, of the Company (the “Preferred Stock”); and (ii) senior unsecured debt securities (the “Debt Securities”) to be issued under the Indenture, dated as of August 20, 2003 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Co., National Association, as successor trustee, as supplemented and amended. The Prospectus provides that it will be supplemented in the future by one or more supplements to such Prospectus (each, a “Prospectus Supplement”).

As counsel to the Company in connection with the proposed issuance and sale of the above-referenced securities, we have examined: (i) the Registration Statement, including the Prospectus, and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, each as amended to date; (iii) the Indenture; and (iv) certificates of government officials and such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

BOSTON BRUSSELS CENTURY CITY CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR	SAN FRANCISCO SHANGHAI SILICON VALLEY TALLAHASSEE TAMPA	TOKYO WASHINGTON, D.C.

Interstate Power and Light Company

November 16, 2010

Based upon the foregoing, we are of the opinion that:

1. At such time as all of the following shall have occurred, the shares of Preferred Stock will be validly issued, fully paid and nonassessable:

a. An order of the Federal Energy Regulatory Commission (“FERC”) pursuant to the Public Utility Holding Company Act of 2005 (“PUHCA”) relating to the issuance of the Preferred Stock shall be and remain effective and the Company shall have complied with the terms and conditions of such order;

b. The Order on Capital Structure and Securities Issuance Petitions, dated August 10, 2010, of the Minnesota Public Utilities Commission (the “MPUC Order”) shall be and remain effective and the Company shall have complied with the terms and conditions of such order;

c. The Company’s Board of Directors, or a committee thereof duly authorized by the Board of Directors, shall have adopted appropriate resolutions to establish the preferences, limitations, relative rights and other terms of such shares as set forth in or contemplated by the Registration Statement, the exhibits thereto and any Prospectus Supplement relating to the Preferred Stock, and to authorize the issuance and sale of such shares of Preferred Stock;

d. Articles of Amendment to the Company’s Restated Articles of Incorporation with respect to the preferences, limitations, relative rights and other terms of such shares shall have been filed with the Secretary of State of the State of Iowa in the form and manner required by law; and

e. Such shares of Preferred Stock shall have been issued and sold for the consideration contemplated by, and otherwise in conformity with, the Registration Statement, as supplemented by a Prospectus Supplement with respect to such issuance and sale, and the acts, proceedings and documents referred to above.

2. At such time as all of the following shall have occurred, the Debt Securities will be valid, legal and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in a proceeding in equity or at law:

a. An order of the FERC pursuant to PUHCA relating to the issuance of the Debt Securities shall be and remain effective and the Company shall have complied with the terms and conditions of such order;

Interstate Power and Light Company

November 16, 2010

b. The MPUC Order shall be and remain effective and the Company shall have complied with the terms and conditions of such order;

c. The Company’s Board of Directors, or a committee thereof or one or more officers of the Company, in each case duly authorized by the Board of Directors, shall have taken action to establish the terms of such Debt Securities and to authorize the issuance and sale of such Debt Securities;

d. Such Debt Securities shall have been duly executed, authenticated and delivered in accordance with the terms and provisions of the Indenture; and

e. Such Debt Securities shall have been issued and sold for the consideration contemplated by, and otherwise in conformity with, the Registration Statement, as supplemented by a Prospectus Supplement with respect to such issuance and sale, and the acts, proceedings and documents referred to above.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP